Exhibit 5

780 North Water Street Milwaukee, WI 53202-3590 TEL 414-273-3500 Fax 414-273-5198 www.gklaw.com

June 28, 2010

Choice Bancorp, Inc.
2450 Witzel Avenue
Oshkosh, Wisconsin 54904

We have acted as counsel to Choice Bancorp, Inc. (“Registrant”) in connection with the preparation and filing of a Registration Statement on Form S-4 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended, Commission File No. 333-166660, and Amendment No. 1 to such Registration Statement filed with the Commission on the date of this letter (as so amended, the “Registration Statement”).  The Registration Statement relates to up to 2,805,740 shares of Common Stock of Choice Bancorp, Inc. (“Common Stock”) and warrants to acquire 645,125 shares of Common Stock.  The 2,805,740 shares of Common Stock registered include up to (i) 2,160,620 shares to be issued in connection with the reorganization of Choice Bank as a subsidiary of Registrant, as described in the proxy statement/prospectus included in the Registration Statement (the “Prospectus”), and (ii) 645,125 shares of Common Stock issuable upon exercise of the aforementioned warrants, if and when exercised.

We have examined: (i) the Registration Statement, (ii) the Registrant’s Articles of and Restated By-Laws; (iii) certain resolutions of the Registrant’s Board of Directors, and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

Based upon the foregoing, it is our opinion that:

(1)

The Corporation is duly incorporated and validly existing as a corporation under the laws of the State of Wisconsin.

(2)

Assuming that the reorganization is consummated as described in the Prospectus, the shares of Common Stock when issued upon consummation of the reorganization will be validly issued, fully paid and non-assessable under applicable Wisconsin law.

(3)

The warrants have been duly authorized and represent the valid and enforceable obligation of the Corporation to issue shares of Common Stock upon exercise of the warrants in accordance with their terms including payment of the consideration therefor.

(4)

The shares of Common Stock issued upon the valid exercise of the warrants and payment of the consideration therefor will be validly issued, fully paid and non-assessable under applicable Wisconsin law

Our opinions stated herein are limited to the laws of the State of Wisconsin.

OFFICES IN MILWAUKEE, MADISON, WAUKESHA, GREEN BAY AND APPLETON, WI, WASHINGTON DC, AND SHANGHAI PRC

GODFREY & KAHN IS A MEMBER OF TERRALEX®, A WORLDWIDE NETWORK OF INDEPENDENT LAW FIRMS

Choice Bancorp, Inc.

June 28, 2010

We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement, and we further consent to the use of our name in the Registration Statement under the captions “Legal Matters” and “Tax Considerations.”  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission issued thereunder.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.